Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ARBIOS SYSTEMS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Arbios Systems, Inc.

2. The Certificate of Incorporation of the Corporation was filed on June 3, 2005 under the name Arbios Systems, Inc. A Certificate of Correction to Certificate of Incorporation was filed on July 6, 2005 to correct an error in the Certificate of Incorporation as filed on June 3, 2005. The said Certificate of Incorporation, as amended, is hereby further amended to change the authorized capital of the Corporation by striking out the first paragraph of Article FOURTH thereof and by substituting in lieu of said first paragraph of Article FOURTH the following new first paragraph:

FOURTH - The total number of shares of capital stock of the Corporation that the Corporation shall have authority to issue is One Hundred-Five Million (105,000,000), of which One Hundred Million (100,000,000) shares having a par value of $0.001 per share shall be designated as Common Stock and Five Million (5,000,000) shares having a par value of $0.001 per share shall be designated as Preferred Stock. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. The Common Stock and the Preferred Stock may be issued from time to time without further action by the stockholders. The Common Stock and the Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

3. The amendment of the Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President on the 13th day of July, 2007.

/s/ Walter Ogier
Walter Ogier President and Chief Executive Officer